Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

Cadmus Communications Announces Second Quarter Results

Solid Revenue Growth in Both Segments

Earnings in Line with Revised Outlook

Richmond, Virginia (February 2, 2006) — Cadmus Communications Corporation (NASDAQ/NM: CDMS) today announced net sales of $114.2 million for the second quarter of fiscal 2006, an increase of 5% from $109.1 million in last year’s second quarter. Operating income was $5.2 million and net income was $1.1 million, or $0.12 per share, for the second quarter of fiscal 2006, compared to operating income of $8.6 million and net income of $3.5 million, or $0.37 per share, in the second quarter of fiscal 2005.

Included in the results for the second quarter of fiscal 2006 are restructuring and other charges of $1.5 million, or $0.09 per share net of taxes, related primarily to (i) severance expenses, costs to consolidate and reorganize manufacturing facilities, and impairment of assets to be replaced, all of which are part of the Company’s previously announced equipment replacement and consolidation plan, and (ii) certain costs related to merger and acquisition activities. Adjusted for the impact of these items1, operating income was $6.7 million for the second quarter of fiscal 2006, compared to $8.6 million in the second quarter of fiscal 2005, and income was $2.0 million, or $0.21 per share, compared to $3.5 million, or $0.37 per share, last year.

Operating highlights for the second quarter were as follows:

•	Net sales increased 5% on a consolidated basis from the second quarter of last year. Specialty Packaging net sales were up 8%. Publisher Services net sales increased 4%;

•	Consolidated operating margins, as adjusted, decreased to 5.9% of net sales compared to 7.9% in the prior year. Specialty Packaging operating margins were 8.6% of net sales, while Publisher Services operating margins were 7.1% of net sales;

•	Earnings per share, as adjusted, declined to $0.21 from $0.37 last year;

•	Total debt increased by $21.1 million (excluding the fair market value of interest rate swap agreements) from September 30, 2005, as the Company incurred $19.2 million in capital expenditures primarily in connection with its previously announced equipment replacement and consolidation plan and paid the $5.2 million semi-annual payment of interest on the Company’s senior subordinated notes; and

[1]	Refer to the portion of this release entitled “Use of GAAP and Non-GAAP Measures” for a complete description of the Company’s use of non-GAAP measures and the rationale for their inclusion in this release.

•	EBITDA[2] for the quarter ended December 31, 2005, was $11.5 million, or 10.1% of net sales, and the total debt to EBITDA ratio[3] on a trailing 12-month basis was approximately 3.5 to 1.

Bruce V. Thomas, president and chief executive officer, remarked, “As we stated in our pre-release last week, we are pleased with the continued solid performance of our Specialty Packaging segment which is performing in line with our business plan. However, in our Publisher Services segment, results have been adversely affected by equipment and other delays in our previously announced consolidation of our Lancaster and Science Press operations. These delays have substantially reduced both our available capacity and our operating efficiencies at those sites. In addition, we experienced a significant increase in volume at year end that was both unexpected and disruptive. This combination of reduced capacity and unexpectedly high year-end volume resulted in high levels of overtime, offloading (both within Cadmus and to outside printers) and much reduced efficiencies in nearly all of our printing plants.”

Continuing, Mr. Thomas said, “Despite the operating challenges we experienced in November and December, we are pleased that we were able to meet the year-end scheduling requirements of nearly all of our customers. We have a detailed plan in place to address the delays in our equipment and consolidation plan and to get back on schedule as quickly as possible. At this point, we are approximately four months behind schedule. Until we get all equipment installed and operational and Lancaster and Science Press fully consolidated we will continue to experience capacity issues and related inefficiencies. However, despite its effect on our results, we believe that this equipment replacement and consolidation plan, once fully implemented, will enhance our overall competitiveness, generate the $12-15 million of annual EBITDA savings we had originally planned, and create significant long-term value for our shareholders.”

Paul K. Suijk, senior vice president and chief financial officer, commenting on the Company’s equipment replacement and consolidation plan, noted, “For the second quarter, our overall debt increased by $21.1 million, as we incurred approximately $19.2 million in capital expenditures primarily related to our equipment replacement and consolidation plan. We did use approximately $10.1 million of the debt arranged through German export financing that permits us to borrow, on an unsecured basis, up to 85% of the purchase price of the German-manufactured equipment at rates and on terms that are more attractive than our senior bank credit facility. We will continue our efforts both to keep the overall cost of our equipment replacement and consolidation plan as low as possible and also to use our operating cash flows to reduce debt levels as quickly and as cost-effectively as possible.”

Second Quarter and Year-to-Date Operating Results Review

Net sales for the second quarter totaled $114.2 million compared with $109.1 million last year, an increase of 5%. Specialty Packaging segment net sales were $22.0 million, an increase of 8% from $20.4 million last year, as the Company continued to benefit from its unique Global Packaging Solutions network and also from its investment in new and highly efficient manufacturing equipment. Publisher Services segment net sales were $92.2 million, an increase of 4% from $88.7 million last year, as the Company experienced strong page and revenue growth from the scientific, technical and medical (“STM”) market, continued growth in its Emerging Solutions technology offering, and better revenue trends in its printing plants serving the special interest magazine market.

Operating income, adjusted as described above,4 for the quarter was $6.7 million or 5.9% of net sales in the second quarter, compared to $8.6 million, or 7.9% of net sales last year. Specialty Packaging operating income was essentially flat at $1.9 million. This segment continues to benefit from higher

[2]	The Company defines EBITDA as earnings before interest, taxes, depreciation, and amortization. The Company also excludes the impact of restructuring and other charges from the computation.
[3]	Total debt/EBITDA is a measure used internally to measure the Company’s on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities. This ratio is computed as our total debt divided by EBITDA for the twelve-months ended December 31, 2005, all as defined in our senior bank credit facility.
[4]	On a GAAP basis, operating income of $5.2 million was 4.6% of net sales for the second quarter of fiscal 2006 and operating income of $8.6 million was 7.9% of net sales for the second quarter of fiscal 2005.

overall volume and efficiencies derived from new and more efficient technology and global work flows, which offset pricing pressures from certain larger customers. Publisher Services operating income declined to $6.5 million from $8.7 million last year and operating income margins declined to 7.1% of net sales from 9.8% last year primarily due to higher costs from operational inefficiencies and capacity constraints relating to the equipment replacement and consolidation plan. In addition, margins were adversely affected by (i) substantially higher energy costs, (ii) lower overall pricing and negative change in overall work mix at the Company’s special interest magazine facilities, and (iii) costs incurred in connection with the Company’s growth initiatives in the educational and government markets and in the Company’s Emerging Solutions technology products. Income for the second quarter, adjusted as described above,5 totaled $2.0 million, or $0.21 per share, compared to $3.5 million, or $0.37 per share, in last year’s second quarter.

Capital spending of $19.2 million related primarily to the Company’s previously announced equipment replacement and consolidation plan and the $5.2 million semi-annual interest payment on the Company’s senior subordinated notes, offset partially from cash flow from operations, resulted in an increase in total debt of $21.1 million for the quarter, excluding the fair market value of interest rate swap agreements. The Company borrowed approximately $10.1 million of debt under the senior term loan agreements arranged for the purchase of certain equipment manufactured in Germany at rates and on terms that are more attractive than our senior bank credit facility.

Net sales for the first six months of fiscal 2006 totaled $221.4 million compared with $212.1 million last year, an increase of 4%. Specialty Packaging segment net sales were $44.5 million, an increase of 21% from $36.8 million last year. Publisher Services segment net sales were $176.9 million, essentially flat with $175.3 million last year. For the six months ended December 31, 2005, operating income, adjusted as described below,6 was $14.4 million, or 6.5% of net sales, compared to $15.8 million, or 7.4% of net sales last year. Income for the six months ended December 31, 2005, adjusted as described below,7 totaled $4.7 million, or $0.49 per share, compared with income of $6.0 million, or $0.64 per share, last year. The adjusted results for the first six months of fiscal 2005 exclude a $1.0 million, or $0.07 per share net of taxes, insurance recovery related to a previously disclosed employee fraud in the Publisher Services segment recorded in the first quarter.8 For the first six months, Specialty Packaging operating income rose 38% to $4.3 million, while Publisher Services operating income declined 28% to $13.2 million from $18.2 million last year, including the insurance recovery. Excluding the insurance recovery, operating income for the Publisher Services segment declined 23% from $17.2 million last year.

The capital expenditures of $27.8 million primarily related to the equipment replacement and consolidation plan resulted in an increase in total debt of $23.6 million for the six months ended December 31, 2005, excluding the fair market value of interest rate swap agreements.

Outlook

Commenting on the Company’s outlook for fiscal 2006 and fiscal 2007, Mr. Thomas stated, “Our Specialty Packaging business continues to perform well, remains well positioned, and has solid momentum as it enters the second half. In addition, in our Publisher Services segment, we are seeing the kind of page growth and new business development activity that is required for us to achieve our top-line targets in

[5]	On a GAAP basis, net income was $1.1 million, or $0.12 per share, for the second quarter of fiscal 2006 and net income was $3.5 million, or $0.37 per share, for the second quarter of fiscal 2005.
[6]	On a GAAP basis, operating income of $12.2 million was 5.5% of net sales for the six months ended December 31, 2005 and operating income of $16.8 million was 7.9% of net sales for the six months ended December 31, 2004.
[7]	On a GAAP basis, net income was $3.3 million, or $0.35 per share, for the six months ended December 31, 2005 and net income of $6.7 million was $0.71 per share for the six months ended December 31, 2004.
[8]	In the Company’s press release for the second quarter of fiscal 2005, other income of $1.0 million, or $0.07 per share net of taxes, related to the insurance recovery, was not excluded from the Non-GAAP measures table (see the column labeled “2004(A)” in the Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures table attached for the six months ended December 31, 2004). For purposes of the discussion in this release, however, the impact of the insurance recovery has been excluded from the prior year Non-GAAP measures and the table (see the column labeled “2004(C)” in the table attached), as management believes that excluding the impact of the insurance recovery from comparisons to the prior year better reflects the trends of the underlying operational performance of the business.

both content and in print. However, as we have previously discussed, we are approximately four months behind schedule in our equipment replacement and consolidation plan. As a result, we expect to experience higher costs and reduced efficiencies at several of our plants throughout this current quarter. These inefficiencies, combined with higher interest expense, will impact earnings per share in our third quarter. For our fiscal fourth quarter, we should begin to see improved efficiencies and lower costs as we complete the consolidation of our Lancaster and Science Press operations and we look for both margins and earnings to improve in that quarter.”

Continuing, Mr. Thomas stated “Looking forward, we believe that our equipment replacement and consolidation plan, once fully implemented, will enhance our overall competitiveness and should generate the $12-15 million of annual EBITDA savings we had originally planned. Those savings should begin to be realized in our fiscal fourth quarter of 2006, and should be fully implemented on an annual run-rate basis by the middle of fiscal 2007. Please note that in this guidance, the potential additional tax benefit of $32 million (for a cumulative total of up to $37 million) that we have discussed previously has not been taken into consideration and would represent upside to our guidance.”

Use of GAAP and Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this release the following non-GAAP financial measures: (1) “operating income” and “operating income margin” adjusted to exclude restructuring and other charges of $1.5 million and $2.2 million for the three and six months ended December 31, 2005, respectively, and to exclude the impact of the $1.0 million insurance recovery for the six months ended December 31, 2004 on a consolidated basis and also from Publisher Services segment operating income and operating income margins, (2) “income” and “income margin” adjusted in the same manner and for the same items as operating income, (3) “earnings per share” adjusted in the same manner and for the same items as income, and (4) “EBITDA” and “EBITDA margin” as a percent of net sales with EBITDA being defined by the Company as earnings before interest, taxes, depreciation, and amortization. The Company also excludes the impact of restructuring and other charges from the computation of EBITDA.

In the Company’s press release for the second quarter of fiscal 2005, other income of $1.0 million, or $0.07 per share, related to the insurance recovery, was not excluded from the Non-GAAP measures table (see the column labeled “2004(A)” in the Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures table attached for the six months ended December 31, 2004). For purposes of the discussion in this release, however, the impact of the insurance recovery has been excluded from the prior year Non-GAAP measures and the table (see the column labeled “2004(C)” in the table attached), as management believes that excluding the impact of the insurance recovery from comparisons to the prior year better reflects the trends of the underlying operational performance of the business.

For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure (see the Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures table attached and footnote number 8 to this release).

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, (1) the exclusion of restructuring and other charges permits comparisons of results for on-going business facilities under the current operating structure, (2) the exclusion of the insurance recovery permits comparisons of trends in the underlying operational performance of the Company, and (3) EBITDA and EBITDA margin as a percent of net sales are useful measures of operating performance before the impact of investing and financing transactions, providing meaningful comparisons between companies’ earnings power and consistent period-over-period comparisons of the Company’s performance. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities.

“Cadmus…Serving Education, Science, Health”

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fifth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) the impact of price increases for energy and other materials and services affected by higher oil and fuel prices, (4) our ability to grow revenue and market share in the educational market, (5) significant price pressure in the markets in which we compete, (6) the loss of significant customers or the decrease in demand from customers, (7) our ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) our ability to implement and realize the expected benefits associated with our equipment replacement and consolidation plan, including our ability to successfully complete certain consolidation initiatives and effect other restructuring actions, (10) our ability to operate effectively in markets outside of North America, and (11) our ability to realize the tax benefits associated with certain transactions. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Net sales	$114,188	$109,081	$221,405	$212,058

Cost of sales	97,447	89,665	187,128	173,901
Selling and administrative expenses	10,046	10,815	19,914	22,329
Restructuring and other charges	1,478	—	2,213	—
Other income	—	—	—	(1,000)

	108,971	100,480	209,255	195,230

Operating income	5,217	8,601	12,150	16,828

Interest and other expenses:
Interest	3,406	3,203	6,899	6,377
Other, net	48	39	131	(3)

	3,454	3,242	7,030	6,374

Income before income taxes	1,763	5,359	5,120	10,454

Income tax expense	669	1,892	1,840	3,804

Net income	$1,094	$3,467	$3,280	$6,650

Earnings per share, assuming dilution	$0.12	$0.37	$0.35	$0.71

Weighted-average common shares outstanding	9,491	9,353	9,474	9,369

Cash dividends per common share	$0.0625	$0.0625	$0.125	$0.125

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2005 (Unaudited)	June 30, 2005
Assets:
Cash and cash equivalents	$226	$237
Accounts receivable, net	62,992	56,497
Inventories	29,036	24,124
Other current assets	10,478	10,456
Property, plant and equipment, net	109,968	91,600
Other assets, net	138,945	137,761

Total assets	$351,645	$320,675

Liabilities and shareholders’ equity:
Current maturities of long-term debt	$622	$—
Accounts payable	39,731	30,277
Accrued expenses and other current liabilities	20,495	24,525

Total current liabilities	60,848	54,802

Total debt:
Senior bank credit facility (matures 1/28/08)	45,500	32,000
Senior subordinated notes (matures 6/15/14)	125,000	125,000
Other	10,147	—

Subtotal debt before swap agreements	180,647	157,000
Fair market value of interest rate swap agreements	(172)	1,363

Total debt	180,475	158,363
Less current maturities of long-term debt	622	—

Total long-term debt	179,853	158,363

Other long-term liabilities	53,082	52,650
Shareholders’ equity	57,862	54,860

Total liabilities and shareholders’ equity	$351,645	$320,675

SEGMENT INFORMATION

(in thousands, unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales:
Publisher Services	$92,209	$88,696	$176,869	$175,277
Specialty Packaging	21,979	20,385	44,536	36,781

Total net sales	$114,188	$109,081	$221,405	$212,058

Operating income:
Publisher Services	$6,518	$8,693	$13,161	$18,158
Specialty Packaging	1,896	1,925	4,329	3,139
Unallocated/other	(1,719)	(2,017)	(3,127)	(4,469)
Restructuring and other charges	(1,478)	—	(2,213)	—

Total operating income	$5,217	$8,601	$12,150	$16,828

SELECTED FINANCIAL INFORMATION

AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data and percents)

(Unaudited)

	Three Months Ended December 31,
	2005		2004
Capital expenditures	$19,158		$3,331

Operating income, as reported	$5,217	4.6%	$8,601	7.9%
Restructuring and other charges (A)	1,478	1.3	—	—

Operating income, as adjusted	$6,695	5.9%	$8,601	7.9%

Net income, as reported	$1,094	0.9%	$3,467	3.2%
Income tax expense	669	0.6	1,892	1.7

Income before income taxes, as reported	1,763	1.5	5,359	4.9
Restructuring and other charges (A)	1,478	1.3	—	—

Income, as adjusted	3,241	2.8	5,359	4.9
Income tax expense	1,229	1.0	1,892	1.7

Income, as adjusted	$2,012	1.8%	$3,467	3.2%

Earnings per share, assuming dilution:
Net income, as reported	$0.12		$0.37
Restructuring and other charges, net of taxes(A)	0.09		—

Earnings per share, assuming dilution, as adjusted	$0.21		$0.37

Net income, as reported	$1,094	0.9%	$3,467	3.2%
Income tax expense	669	0.6	1,892	1.7
Interest	3,406	3.0	3,203	2.9
Depreciation	4,604	4.1	4,748	4.4
Amortization	250	0.2	163	0.2
Restructuring and other charges (A)	1,478	1.3	—	—

EBITDA	$11,501	10.1%	$13,473	12.4%

Margin percentages reflect percentage of net sales.

(A)	Restructuring and other charges were $0.9 million, net of tax, for the three months ended December 31, 2005.

SELECTED FINANCIAL INFORMATION

AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data and percents)

(Unaudited)

	Six Months Ended December 31,
	2005		2004(A)		Insurance Recovery(B)	2004(c)
Capital expenditures	$27,772		$5,327			$5,327

Operating income, as reported	$12,150	5.5%	$16,828	7.9%		$16,828	7.9%
Restructuring and other charges (D)	2,213	1.0	—	—		—	—
Other income (insurance recovery)	—	—	—	—	$(1,000)	(1,000)	(0.5)

Operating income, as adjusted	$14,363	6.5%	$16,828	7.9%	$(1,000)	$15,828	7.4%

Net income, as reported	$3,280	1.5%	$6,650	3.1%		$6,650	3.1%
Income tax expense	1,840	0.8	3,804	1.8		3,804	1.8

Income before income taxes, as reported	5,120	2.3	10,454	4.9		10,454	4.9
Restructuring and other charges (D)	2,213	1.0	—	—		—	—
Other income (insurance recovery)	—	—	—	—	$(1,000)	$(1,000)	(0.5)

Income, as adjusted	7,333	3.3	10,454	4.9	(1,000)	9,454	4.4
Income tax expense	2,656	1.2	3,804	1.8	(375)	3,429	1.6

Income, as adjusted	$4,677	2.1%	$6,650	3.1%	$(625)	$6,025	2.8%

Earnings per share, assuming dilution:
Net income, as reported	$0.35		$0.71			$0.71
Restructuring and other charges, net of taxes (D)	0.14		—			—
Other income (insurance recovery)	—		—		$(0.07)	(0.07)

Earnings per share, assuming dilution, as adjusted	$0.49		$0.71		$(0.07)	$0.64

Net income, as reported	$3,280	1.5%	$6,650	3.1%	$(625)	$6,025	2.8%
Income tax expense	1,840	0.8	3,804	1.8	(375)	3,429	1.6
Interest	6,899	3.1	6,377	3.0		6,377	3.0
Depreciation	9,131	4.2	9,485	4.5		9,485	4.5
Amortization	459	0.2	326	0.2		326	0.2
Restructuring and other charges (D)	2,213	1.0	—	—		—	—

EBITDA	$23,822	10.8%	$26,642	12.6%	$(1,000)	$25,642	12.1%

Margin percentages reflect percentage of net sales.

(A)	Reconciliation of GAAP to Non-GAAP measures including the insurance recovery in the results.
(B)	Insurance recovery of $1.0 million, or $0.07 per share net of taxes, for the six months ended December 31, 2004.
(C)	Reconciliation of GAAP to Non-GAAP measures excluding the insurance recovery from the results.
(D)	Restructuring and other charges were $1.4 million, net of taxes, for the six months ended December 31, 2005.